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_________________________________________________________________________

_________________________________________________________________________


                              EMPLOYMENT AGREEMENT


                                 BY AND BETWEEN

                         CARIBINER INTERNATIONAL, INC.

                                      AND

                               LAWRENCE P. GOLEN

_________________________________________________________________________

_________________________________________________________________________




                                OCTOBER 14, 1996
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     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 14, 1996, by and between CARIBINER INTERNATIONAL, INC., a Delaware corporation having an office at 16 West 61st Street, New York, New York 10023 ("Employer"), and LAWRENCE P. GOLEN, an individual having an address at 10705 Oxford Mill Circle, Alpharetta, Georgia 30202 ("Employee").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, pursuant to an Agreement of Purchase and Sale of Assets, dated as of September 12, 1996, by and between Employer and General Electric Capital Computer Leasing Corporation ("GECCLC"), Employer has acquired (the "TAVS Acquisition") certain of the assets of Total Audio Visual Services ("GE-TAVS"), an operating division of GECCLC;

          WHEREAS, prior to the TAVS Acquisition, Employee had been employed by GECCLC serving as Executive Vice President and General Manager of GE-TAVS; and

          WHEREAS, Employer desires to engage Employee as an employee in its business, and Employee desires to provide his services in connection with such business and both parties desire to clarify and specify the rights and obligations that each has with respect to the other in connection with such employment.

     NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

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     1.   EMPLOYMENT

     Employer hereby employs Employee as an Executive Vice President of Employer and President of Total Audio Visual Services ("CI-TAVS"), a division of Caribiner, Inc., a wholly-owned subsidiary of Employer ("Caribiner"), and Employee hereby accepts such employment and agrees to render his services as an employee of Employer and Caribiner, for the term of this Agreement (as set forth in Section 6 hereof), all subject to and on the terms and conditions herein set forth.

     2.   DUTIES AND RESPONSIBILITIES OF EMPLOYEE

     Employee shall be employed as an Executive Vice President of Employer and President of CI-TAVS and Employee's duties and responsibilities shall be commensurate with such titles. Upon Employer's request, Employee shall also perform similar services in an identical executive capacity for Caribiner and any other subsidiary or division of Employer as designated by Employer. In the performance of his duties, Employee shall report to the Employer's Chairman or Chief Executive Officer or President or any such other senior officer of Employer designated by Employer's Board of Directors (the "Board") and shall carry out the duties and responsibilities assigned to him by the Board or its designee. Employee shall use his best efforts to maintain and enhance the business and reputation of Employer. Employee shall be available to travel as the reasonable needs of Employer shall require.

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     3.   EXCLUSIVITY OF SERVICE

     Employee agrees to devote all of his business time, efforts and attention to the business and affairs of Employer on an exclusive basis, and not to engage in any other business activities for any person or entity, other than personal investment activities and involvement in professional associations and charitable activities, provided that such activities do not materially affect
                       --------
the performance of Employee's duties hereunder.

     4.   COMPENSATION; BONUS

     (a) In consideration for his services to be performed under this Agreement and as compensation therefor, Employee shall receive, in addition to all other benefits provided in this Agreement, a base salary at the annual rate of Two Hundred Ten Thousand Dollars ($210,000)(the "Base Salary") payable in bi-weekly installments. Employee's performance and Base Salary shall be reviewed at least annually by the Board and may, in the discretion of the Board, be increased (but not decreased) following such review.

     (b) In addition to the Base Salary, Employee shall be entitled to an annual bonus, payable on approximately December 15 of each year, at the Tier II level bonus pursuant to Employer's Performance Bonus Program as in effect for the fiscal year ended immediately prior to the fiscal year in which such bonus is actually paid.

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     5.   BENEFITS

     In addition to the Base Salary and bonus provided for in Section 4 hereof, Employee shall be entitled to the following benefits during and in respect of the Term (as defined below):

     (a) Employer shall provide to Employee, effective upon the commencement of his employement with Employer, the hospitalization, medical and dental insurance coverage and other benefits (including long-term disability and life insurance), on the same basis as provided to the majority of the other executive vice presidents of Employer or Caribiner in accordance with Employer's practices. Employee shall be entitled to participate in Employer's 401(k) plan and other similar plans adopted by Employer for similar employees. Employee shall be entitled to family medical and dental insurance coverage at the rate charged therefor by Employer.

     (b) Employee shall be entitled to four (4) weeks paid vacation annually to be taken by Employee at times mutually agreed upon by Employer and Employee, in addition to all other holidays established as part of Employer's standard practices.

     (c) Employee shall be entitled to an automobile allowance in the amount of Five Hundred Dollars ($500) per month, payable in equal installments during each payroll period, to defray all costs incurred by Employee in connection with Employee's use of his automobile in connection with the business of Employer (except for those which Employee is entitled to reimbursement pursuant to Section 5(d) below).

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     (d) Employee shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with Employer's business, provided that such expenses are adequately documented and
                     --------
vouchered in accordance with Employer's policies.

     (e) Promptly following the commencement of the Term (as defined in Section 6 hereof) of this Agreement, Employer shall grant to Employee options to purchase an aggregate of 28,000 shares of Employer's common stock, par value $0.01 per share, pursuant to Employer's 1996 Stock Option Plan (the "Plan") and a Stock Option Agreement to be entered into by Employer and Employee in the form adopted pursuant to the Plan.

     6.   TERM OF EMPLOYMENT

     The term (the "Term") of Employee's employment hereunder shall commence on the date hereof and shall continue for a period of three (3) years, unless terminated prior thereto in accordance with Section 9 hereof.

     7.   CONFIDENTIALITY; INVENTIONS; DEVELOPMENT PRODUCTS, ETC.

     (a) Employee agrees and covenants that he will not (without first obtaining the written permission of Employer) (i) at any time during employment by Employer and for a period of three years thereafter, divulge to any person or entity, nor use (either himself or in connection with any business) any "Confidential Information" (as hereinafter defined in Section (c) hereof) obtained during the course of his employment and (ii) at

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any time during employment by Employer and thereafter, divulge to any person or entity, nor use (either himself or in connection with any business) any "Trade Secrets" (as hereinafter defined in Section (c) hereof to which he may have had access or which had been revealed to him during the course of his employment, unless such disclosure is pursuant to a court order, disclosure in litigation involving the Employer or in any reports or applications required by law to be filed with any governmental agency.

     (b) Employee hereby grants to Employer or its nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Employee for Employer or its nominee, and hereby agrees, upon Employer's request therefor, to assign and transfer to Employer or its nominee, any and all inventions, trade secrets, product ideas, improvements, processes, Confidential Information and "know how" relating to the business or products of Employer or any subsidiary or division thereof, including any thereof which Employee may learn, possess or acquire during Employee's employment by Employer, and Employee agrees that all such things and such knowledge are, and will be the sole and exclusive property of Employer or its nominee, and will be known or held by Employee only for the benefit of Employer or its nominee. Any patent, trademark, servicemark or copyright applications and patents, trademarks, servicemarks or copyrights developed, obtained or conceived by Employee while employed or engaged by Employer which relate to the business or product

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development activities of Employer or its nominee, as well as all physical embodiments of Confidential Information, shall be and remain the sole exclusive property of Employer, or its nominee. At Employer's request, Employee agrees to execute any and all applications, assignments or other instruments which Employer or its nominee shall deem necessary to apply for Letters Patent, trademarks, servicemarks or copyrights or the United States or any foreign country or to protect otherwise Employer's interest therein.

     (c) As used in this Agreement, the term "Confidential Information" shall mean and include all information and data in respect of Employer's (or any subsidiary or division of Employer) operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights) which may be communicated to Employee or to which Employee may have access in the course of Employee's employment by Employer. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which:

         (i) is, at the time of the disclosure, a part of the public domain through no act or omission by Employee;

         (ii) was otherwise in Employee's lawful possession prior to the disclosure; or

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         (iii) is hereafter lawfully disclosed to Employee by a third party who or which did not acquire the information under an obligation of confidentiality to or through Employer.

      As used in this Agreement, the term "Trade Secrets" shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusions.

      Nothing in this Section 7 shall limit any protection, definition or remedy provided to Employer under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

     (d) Employee agrees that at the time of leaving the employ of Employer he will deliver to Employer and not deliver to anyone else any and all notes, notebooks, drawings, memoranda,

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documents, and in general, any and all material relating to the business of
Employer (except Employee's personal files and records) or relating to any employee, officer, director, agent or representative of Employer.

     8.  NON-COMPETITION; NON-SOLICITATION

     (a) Employee hereby agrees and covenants that during the Term, he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise in the United States that shall, at the time, be in whole or in substantial part competitive with any part of the business conducted by Employer (or any subsidiary or division thereof) during the period of Employee's employment with Employer (except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Subsection (a)).

     (b) Employee agrees and covenants that for a period of two (2) years following his employment with Employer he will not (without first obtaining the written permission of Employer), directly or indirectly, participate in the solicitation of any business of any type conducted by Employer (or any subsidiary or division thereof) during the period of Employee's employment with

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Employer from any person or entity that was a client or customer of Employer (or any subsidiary or division thereof) with whom Employee has been involved in servicing or soliciting on a regular basis, during the period of Employee's employment with Employer, or was a prospective client or customer of Employer or any subsidiary or division thereof, as the case may be, from which Employer or any subsidiary or division thereof, as the case may be, solicited business (or for which a proposal for submission was prepared) during the period of Employee's employment with Employer.

     (c) Employee agrees and covenants that for a period of two (2) years following his employment with Employer he will not (without first obtaining the written permission of Employer), directly or indirectly, form an association with, employ, recruit for employment, offer to employ or induce to terminate his employment with Employer, any person who is then employed by Employer.

     9.   TERMINATION

     (A) CAUSE. Notwithstanding the terms of this Agreement, Employer may discharge Employee and terminate this Agreement in the event that (i) Employee shall fail to substantially perform his duties hereunder with reasonable diligence or shall violate any material covenant of his herein contained, (ii) Employee shall engage in an act of dishonesty in connection with his employment or theft, (iii) Employee shall unreasonably refuse to carry out the lawful order of Employer commensurate with

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Employee's duties to be performed hereunder or (iv) Employee shall be charged with a felony involving moral turpitude or shall be convicted of, or plead guilty or plead nolo contendere (or make any equivalent plea) in respect of, any
                ---- ----------
governmental indictment, complaint or other formal allegation. Notwithstanding the foregoing to the contrary, prior to discharging Employee pursuant to clauses
(i) or (iii) of the immediately preceding sentence, Employer shall give Employee ten (10) days' prior written notice of any breach or failure and an opportunity to cure any such breach or failure, or cease violating any covenant contained herein, to the extent curable or ceaseable; provided, however, that no notice
                                            --------  -------
shall be required to be given in the event such breach, failure or violation is not curable or ceaseable. In the event Employee is discharged pursuant to this
Section 9, Employee's compensation under Section 4 hereof and all benefits under
Section 5 hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge.

     (B) INCAPACITY OR DISABILITY. Should Employee, in the reasonable judgment of a physician chosen by the Board of Directors of Employer, become incapacitated to the extent that he is unable to perform his duties pursuant to this Agreement for a period of three (3) consecutive months by reason of illness, disability, or other incapacity, Employer may terminate this

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Agreement upon one (1) month's notice after said three (3) month period. In such event, Employee shall also be entitled to the prorated bonus, if any, payable pursuant to Section 4(b) hereof.

     (C) DEATH. This Agreement shall terminate immediately upon the death of Employee, in which case Employee's legal representatives shall be entitled to receive promptly a payment equal to one (1) month's Base Salary and any other sums due Employee as of his death, including, without limitation, the prorated bonus, if any, payable pursuant to Section 4(b) hereof.

     10.  VIOLATION OF OTHER AGREEMENTS

     Employee represents and warrants to Employer that he is legally able to enter into this Agreement and accept employment with Employer and that Employee is not prohibited by the terms of any agreement, understanding or policy, from entering into this Agreement; and the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound. Employee agrees that, as it is a material inducement to Employer that Employee make the foregoing representations and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney's fees and disbursements) on account of the foregoing representations being untrue.

     11.  SPECIFIC PERFORMANCE; DAMAGES

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     In the event of a breach or threatened breach of any or all of the provisions of Section 7 or 8 hereof, Employee agrees that the injury which would be suffered by Employer would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of any or all of the provisions of Section 7 or 8 hereof, in addition to and not in lieu of any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of Section 7 or 8 hereof, Employee may be held financially liable to Employer for any loss suffered by Employer as a result.

     12.  NOTICES

     Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by

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written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

     In the case of Employer, with a copy to:

          Zukerman Gore & Brandeis, LLP
          900 Third Avenue
          8th Floor
          New York, New York 10022-4728
          Attention:  Jeffrey D. Zukerman, Esq.

     In the case of Employee, with a copy to:

          Ellis, Funk, Goldberg, Labovitz & Docson, P.C.
          One Securities Centre, Suite 400
          3490 Piedmont Road
          Atlanta, Georgia 30305
          Attention:  David I. Funk, Esq.

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

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     13.  WAIVERS

     No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     14.  ARBITRATION

     The parties agree that any dispute arising out of Section 9(a)(i) or 9(a)(iii) of this Agreement shall be arbitrated in Atlanta, Georgia in accordance with the rules for commercial arbitration of the American Arbitration Association or any successor thereof; provided, however, that the foregoing
                                      --------  -------
shall not prevent Employer from seeking equitable relief form a court of competent jurisdiction as provided in Section 11 hereof.

                    Section 14 Agreed to:

                       /s/ LPG               /s/ RSI
                    _________________    _________________
                    Employee initials    Employer initials

     15.  PRESERVATION OF INTENT

     Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, the Employer and Employee agree that such

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provision shall be interpreted as broadly as possible so that the intent of this
Agreement may be legally carried out.

     16.  ENTIRE AGREEMENT

     This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

     17.  INUREMENT; ASSIGNMENT

     The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

     18.  AMENDMENT

     This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

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     19.  HEADINGS

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     20.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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     21.  GOVERNING LAW

     This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        /s/ Lawrence P. Golen
                                    ______________________________
                                    LAWRENCE P. GOLEN


                                    CARIBINER INTERNATIONAL, INC.

                                         /s/ Raymond S. Ingleby
                                    By:___________________________
                                        Raymond S. Ingleby
                                        Chairman of the Board and
                                        Chief Executive Officer

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